CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #1069 to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated November 29, 2021 on the financial statements and financial highlights of the Shenkman Capital Short Duration High Income Fund and Shenkman Capital Floating Rate High Income Fund, each a series of the Advisors Series Trust. Such financial statements and financial highlights appear in the 2021 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 26, 2022